Exhibit 99.1

Anadarko Announces Diane Dickey to Retire
Appoints Bruce Busmire new Chief Accounting Officer

HOUSTON, May 1, 2006 - Anadarko Petroleum Corporation (NYSE:APC) announced today that Diane Dickey, currently Vice President, Controller and Chief Accounting Officer, will retire from Anadarko in August and that Bruce W. Busmire has been named Vice President and Chief Accounting Officer, effective immediately. Dickey will remain with the company as a Vice President for approximately four months to assist in Busmire's transition.

"Diane has given Anadarko 28 years of dedicated service and we are grateful for the professionalism and work ethic she has brought to our accounting organization," said Al Walker, Senior Vice President, Finance and Chief Financial Officer. "Her expertise was critical to Anadarko's execution, especially in recent years as companies across the United States made changes to comply with new regulations under the Sarbanes-Oxley rules."

Dickey joined Anadarko in 1978, became Assistant Controller in 1995 and was named Vice President, Controller and Chief Accounting Officer in 2002.

Busmire brings 27 years of experience in both accounting and investor relations in the exploration and production business, coupled with executive leadership roles, to his new duties at Anadarko. The majority of his early career was spent at Amoco Corporation, where he held a variety of accounting and managerial jobs of increasing responsibility over his 17-plus years. From there, Busmire served as Controller at Altura Energy and in 2000 assumed the role of Vice President - Investor Relations at Ocean Energy. In 2004, he participated in the start-up of Pickering Energy Partners and in 2005 was named Vice President, Chief Financial Officer, Treasurer and Controller of Noble Corporation.

"We are pleased to have Bruce join the Anadarko organization as our new Chief Accounting Officer," said Walker. "His experience in nearly every facet of accounting within the energy industry combined with his executive leadership roles will serve Anadarko well as we continue to execute on our strategy and deliver value to our shareholders." In his new capacity Busmire will report to Walker.

Busmire holds a BBA in accounting from Lamar University and a MBA from Kellogg Graduate School of Management at Northwestern University. He is also a Certified Public Accountant.

In addition, Allyn R. Skelton, currently Assistant Controller, has been promoted to Controller, effective immediately and will be reporting to Busmire. Skelton joined Anadarko in 2002 from Howell Corporation which was acquired by Anadarko. He has over 30 years of experience in the petroleum industry where he has held several positions in the accounting and financial field. He originally joined Howell in 1983 and in 1989 was named Chief Financial Officer. Skelton holds a BBA from Baylor University and is also a Certified Public Accountant.

Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world's health and welfare. As of year-end 2005, the company had 2.45 billion barrels-equivalent of proved reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus in North America extends from the deepwater Gulf of Mexico, up through the western U.S. and Canadian regions and onto the North Slope of Alaska. Anadarko's international activities are focused on major positions in North Africa, the Middle East and Indonesia, as well as exploration or production operations in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

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Media Contacts:
Teresa Wong, teresa_wong@anadarko.com, (832) 636-1203

Investor Contacts:
Stewart Lawrence, stewart_lawrence@anadarko.com (832) 636-3326
John Colglazier, john_colglazier@anadarko.com (832) 636-2306